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                              First Niagara
                                      Financial Group, Inc.

Exhibit 99.1

     First Niagara Risk Management, Inc. Announces Simultaneous Acquisitions
       Transactions create Rochester's fifth largest insurance agency and gives First Niagara a significant presence in the region

Lockport, New York, July 1, 2003---First Niagara Risk Management, Inc., the wholly-owned insurance subsidiary of First Niagara Bank and its parent, First Niagara Financial Group, Inc. (Nasdaq: FNFG), announced today that it has reached agreements to acquire Costello, Dreher, Kaiser Insurance Agency and Loomis & Co., Inc. The acquisitions of the two Rochester-based insurance agencies become effective today.

William E. Swan, First Niagara Financial Group's chairman, president and chief executive officer said the acquisitions enable First Niagara to establish a significant insurance presence in the Rochester market, a key strategic initiative, and complements First Niagara Bank's growing lending and banking presence there.

"There is no question that we are in a growth mode but it's important that we do it in the right way which means aligning ourselves with entities that share our core values and vision," said Swan. "With these agencies, we get the best of both worlds; the opportunity to expand in a market we want to reach and the ability to do so with experienced and dedicated leadership and staff that have an impeccable reputation for expertise and integrity."

As a result of the acquisitions, Costello, Dreher, Kaiser Insurance and Loomis & Co., Inc. will merge into First Niagara Risk Management and become its Rochester Division. They will continue to specialize in property, casualty, life and employee benefits with an equal emphasis on commercial and personal lines. Name changes for both agencies will take effect immediately. There are no layoffs planned as a result of the acquisitions and the leadership of both agencies will remain in place. By agreement of all parties, financial terms were not disclosed.

  6950 S. Transit Road P.O. Box 514 Lockport, NY 14095-0514 Phone 716 625-7500
                         www.firstniagarafinancial.com

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John D. Hoffman, chief executive officer of First Niagara Risk Management, said the transactions fit in well with First Niagara Risk Management's existing insurance carrier strategic partners, opens opportunities for new relationships and kicks off First Niagara's eastern exposure and drive to grow its risk management business into other target markets.

"We see this as just the starting point for our future expansion into the insurance community, particularly with agencies that share our core values," he said.

John R. Costello, a partner in Costello, Dreher, Kaiser, will serve as president of the Rochester Division of First Niagara Risk Management while partner Paul A. Dreher will serve as executive vice president. Paul M. Starr, CEO of Loomis & Co., will also serve as executive vice president. Over the next several months, the two agencies, which are currently located at 1665 Ridge Road East and 733 Linden Avenue, will combine forces to become one team and will operate out of the Linden Avenue location only.

"This is a very exciting opportunity for us," said Costello "The acquisition aligns us with a strong and growing company dedicated to providing a variety of financial services and who shares a similar mission and reputation for establishing relationships through personalized service. It also gives us the platform for additional acquisitions including agencies and producers in the Greater Rochester area and beyond."

Costello, Dreher, Kaiser Insurance was established in 1903 and serves more than 6,000 individuals and 500 businesses in the Monroe County area. Loomis & Co. was established in 1959 and serves more than 1,600 businesses and 500 individuals in the same market. Combined, the agencies have 29 employees who produce more than $20 million in premium volume annually. This transaction makes the Rochester Division of First Niagara Risk Management the fifth largest agency in the Rochester Region.

"Strategically, this is a great new partnership that will strengthen our presence in the Rochester market," said Starr. "Combining our resources with both Costello, Dreher, Kaiser and First Niagara will enhance our ability to provide value to our customers."

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Established in 1968, First Niagara Risk Management has 113 employees. Its product line includes personal and commercial insurance, surety bonds, risk management, employee benefits and administration and life, disability and long-term care coverage. Including these transactions, First Niagara Risk Management has made five acquisitions since 1999.

First Niagara Risk Management is part of First Niagara Financial Group, Inc. The company, through its wholly owned subsidiary, First Niagara Bank, has assets of $3.6 billion, deposits of $2.3 billion and specializes in banking, investments and insurance. It is a full-service, community-oriented bank that serves individuals, families and businesses throughout western and central New York. For more information about First Niagara, visit our website at www.fnfg.com.